Exhibit 21.1

Subsidiaries of Global-E Online Ltd.

Legal Name of Subsidiary	Jurisdiction of Organization

Global-e US Inc.	United States

Globale UK Ltd.	England

Global-e CH AG	Switzerland

Global-e Canada e-commerce Ltd.	Canada

Global-e NL B.V.	The Netherlands

Global-e France SAS	France

Global-e Spain S.L.	Spain

Global-e Australia Pty. Ltd.	Australia

Global-e HK Limited	Hong Kong

Global-e Japan KK	Japan

Global-e (Beijing) Technology Co. Ltd.	China

Olami E-commerce Solutions Ireland Limited	Ireland

Global-e Online Pte Ltd.	Singapore